Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-257563 and 333-228293) of Alpha Metallurgical Resources, Inc. (formerly Contura Energy, Inc.) of our reports dated February 28, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Alpha Metallurgical Resources, Inc., appearing in this Annual Report on Form 10-K of Alpha Metallurgical Resources, Inc. for the year ended December 31, 2024.

/s/ RSM US LLP

Atlanta, Georgia
February 28, 2025